Exhibit 5.2

Deloitte & Touche LLP
7900 Tysons One Place
Suite 800
McLean, VA 22102
USA
Tel: + 1 703 885 6478 www.deloitte.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-10 of our report dated November 21, 2017, relating to the consolidated financial statements of WGL Holdings, Inc. and subsidiaries, incorporated by reference in the Business Acquisition Report of AltaGas Ltd. dated August 8, 2018, and to the reference to us under the heading “Interest of Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

McLean, VA

January 14, 2020